Exhibit 1.1

JOINT FILING AGREEMENT

We, the signatories of Amendment No. 10 (the “Amendment No. 10”) to the Schedule 13D to which this Agreement is attached, hereby agree that, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the Amendment No. 10 and any further amendments to such Schedule 13D filed by any of us will be filed on behalf of each of us.

Dated: July 2, 2018

By: /s/ Matthew T. Moroun
Matthew T. Moroun

By: /s/ Edwin J. Lukas
Edwin J. Lukas